EXHIBIT 99.2

FOR IMMEDIATE RELEASE	CONTACT:

Dava Guerin
Guerin Public Relations, Inc.
(215) 914-2040 or (215) 262-0740 (wireless)
or
Brighid de Garay
UbiquiTel Inc.
(610) 832-3311 or (610) 453-7495 (wireless)

UBIQUITEL ANNOUNCES STRONG SECOND QUARTER 2003 RESULTS

EBITDA grows to $5.1 million driven by sequential improvement in churn and ARPU

CONSHOHOCKEN, Pa – August 11, 2003 – UbiquiTel Inc. (Nasdaq: UPCS), a PCS Affiliate of Sprint (NYSE: FON, PCS), today announced strong financial and operating results for the second quarter ended June 30, 2003, reflecting significant improvement on many key metrics.

Highlights for the 2nd Quarter 2003:

•                  Earnings before interest, taxes, depreciation and amortization (EBITDA) was $5.1 million, a $5.0 million improvement over the first quarter 2003 and a $15.0 million improvement over the second quarter 2002 EBITDA loss of $(9.9) million.

•                  ARPU for the second quarter 2003 increased to $58, a $4 increase sequentially from the first quarter 2003, and flat compared to the second quarter 2002.  One dollar of the sequential increase was due to a one-time revenue adjustment from Sprint PCS relating to E911 surcharges to customers in the UbiquiTel service area.

•                  Net adds for the quarter were approximately 17,600, bringing total subscribers, excluding resellers, to approximately 291,800. Eighty-eight percent of the net adds were in prime credit classes, and 73% of subscribers were in prime credit classes as of quarter-end.

•                  Churn improved to 2.9% from 3.4% in the first quarter 2003 and 4.1% in the second quarter 2002.

•                  UbiquiTel generated $3.9 million of free cash flow during the second quarter 2003 aided by the receipt of an $8.1 million federal income tax refund.  As of June 30, 2003, cash, cash equivalents and restricted cash was approximately $60.1 million and the company had an unused bank revolving line of credit of approximately $50.0 million.

•                  During the second quarter 2003, net debt was reduced by $5.2 million aggregate principal amount ($4.0 million aggregate accreted value). UbiquiTel purchased in the open market $6.9 million of its 14% senior subordinated discount notes for $1.1 million.  A gain of $3.9 million was recognized in conjunction with the retirement of these notes.  UbiquiTel issued in aggregate $1.7 million of 14% Series B senior discount notes to fund these note purchases.

“Our unwavering commitment to quality, profitable growth and sound balance sheet management continues to translate to strong financial performance for UbiquiTel,” said Donald A. Harris, chairman and CEO of UbiquiTel Inc.  “Significant sequential improvement in critical value drivers such as subscriber quality, ARPU and churn resulted in better than expected EBITDA growth and cash liquidity.”

Total revenues were $66.0 million in the second quarter 2003, a sequential increase of 13% from the first quarter 2003 level, and a 23% increase over the second quarter 2002.  Revenues were comprised of $49.5 million of subscriber revenues, $13.9 million of roaming revenues and $2.6 million of equipment revenues. Subscriber revenues increased 15% sequentially from the first quarter 2003 level and 36% from the second quarter 2002. Roaming revenues increased by 5% over the first quarter 2003 level and decreased by 9% over the same period a year ago.

The reported net loss for the second quarter 2003 was $(8.9) million or $(0.11) per share compared to reported net income of $16.8 million or $0.18 per share in the first quarter 2003.  The reported results include gains on the retirement of debt of approximately $3.9 million or $0.05 per share and $39.0 million or $0.43 per share during the second quarter and first quarter 2003, respectively. The net loss was $(31.1) million or $(0.38) per share in the second quarter 2002.  Cost per gross add (CPGA) was $452 which was relatively flat with the second quarter 2002 CPGA of $456 and $20 higher than the first quarter 2003.  Cash cost per user (CCPU) of $46 was flat with the first quarter 2003 CCPU and 33% lower than the second quarter 2002.  Capital expenditures during the second quarter 2003 were $2.5 million.

“In addition to our strong second quarter operating performance, we are equally pleased with the Qwest wholesale and Sprint Montana coverage agreements announced last week that will enhance our earnings potential and reduce our future capital expenditure requirements,” Harris added.  “We now expect to be able to generate positive free cash flow in 2004 and beyond.”

Conference Call to be held August 12th at 8:30 a.m. ET

UbiquiTel’s management will conduct a conference call tomorrow, August 12, at 8:30 a.m., Eastern Time, to discuss its results for the three months ended June 30, 2003 and provide guidance for the third quarter and full year 2003.  Investors and interested parties may listen to the call via a live webcast accessible through the company’s website, www.ubiquitelpcs.com.  To listen, please register and download audio software at the site at least 15 minutes prior to the start of the call.  The webcast will be archived on the site, while a telephone replay of the call will be available for 7 days beginning at 11:30 a.m., Eastern Time, August 12, at 888-286-8010 or 617-801-6888, passcode: 38571900.

Financial Measures and Definitions of Terms Used

UbiquiTel provides certain financial measures that are calculated in accordance with accounting principles generally accepted in the United States (GAAP) and adjustments to GAAP (non-GAAP) to assess the company’s financial performance.  In addition, the company uses certain non-financial terms, such as churn, which are metrics used in the wireless communications industry and are not measures of financial performance under GAAP.  The non-GAAP financial measures reflect standard measures of liquidity, profitability or performance and the non-financial metrics reflect industry conventions, both of which are commonly used by the investment community for comparability purposes.  The non-GAAP financial measures used in this release are reconciled in an attachment to this release.  The non-financial terms and metrics used in this release include the following:

EBITDA – An acronym for earnings before interest, taxes, depreciation and amortization, without giving effect to any extraordinary gains or losses.  This definition of EBITDA is consistent with the definition of EBITDA in our debt covenants.  EBITDA is a measure used by the investment community in the telecommunications industry for comparability as well as in our debt covenants for compliance purposes and is not intended to represent the results of our operations in accordance with GAAP.

ARPU – Average Revenue Per User: Summarizes the average monthly service revenue per customer, excluding roaming revenue. ARPU is computed by dividing subscriber revenue by the average subscribers for the period.

CCPU – Cash Cost Per User:  Summarizes the average monthly cash costs to provide digital wireless mobility communications services per customer.  CCPU is computed by dividing the sum of cost of service and operations and general and administrative expenses by the average subscribers for the period.

Churn – Rate of customer turnover expressed as the percentage of customers of the beginning customer base that both voluntarily and involuntarily discontinued service during the period.  Churn is computed by dividing the number of customers that discontinued service during the period, net of 30 day returns, by the beginning customer base for the period.

CPGA – Cost Per Gross Add: Summarizes the initial cost per customer gross addition.  CPGA is computed by dividing the sum of sales and marketing expenses plus cost of goods sold less equipment revenue, by the number of customer gross additions acquired during the period.

Free Cash Flow – Summarizes the cash flow from operating activities and capital expenditures.  Free cash flow is computed by adding net cash provided by or used in operating activities and capital expenditures.

About UbiquiTel Inc.

UbiquiTel is the exclusive provider of Sprint digital wireless mobility communications network products and services under the Sprint brand name to midsize markets in the Western and Midwestern United States that include a population of approximately 10.0 million residents and cover portions of California, Nevada, Washington, Idaho, Wyoming, Utah, Indiana and Kentucky.

About Sprint

Sprint operates the largest, 100-percent digital, nationwide wireless network in the United States, serving more than 4,000 cities and communities across the country. Sprint has licensed PCS coverage of more than 280 million people in all 50 states, Puerto Rico and the U.S. Virgin Islands. In August 2002, Sprint became the first wireless carrier in the country to launch next generation services nationwide delivering faster speeds and advanced applications on PCS Vision Phones and devices. For more information on products and services, visit www.sprint.com/mr. PCS is a wholly-owned tracking stock of Sprint Corporation trading on the NYSE under the symbol “PCS.” Sprint is a global integrated communications provider serving more than 26 million customers in over 100 countries. With approximately 70,000 employees worldwide and nearly $27 billion in annual revenues, Sprint is widely recognized for developing, engineering and deploying state-of-the art network technologies.

Statements contained in this news release that are forward-looking statements are subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the “safe-harbor” provisions of the private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated in UbiquiTel’s forward-looking statements, including the following factors: the marketability, liquidity and price volatility of UbiquiTel’s common stock; UbiquiTel’s dependence on its affiliation with Sprint; the competitiveness of and changes in Sprint’s pricing plans, products and services; increased competition in UbiquiTel’s markets; rates of penetration in the wireless industry; the potential to experience a high rate of customer turnover; Sprint’s credit policies; customer quality; changes in Sprint’s fee structure with UbiquiTel; UbiquiTel’s reliance on the timeliness, accuracy and sufficiency of financial and other data and information received from Sprint; the ability of Sprint to provide back office, customer care and other services; anticipated future losses; UbiquiTel’s debt level; adequacy of bad debt and other reserves; UbiquiTel’s ability to manage anticipated growth and rapid expansion; changes in population; changes or advances in technology; and general market and economic conditions.  Certain of these and other applicable risks, cautionary statements and factors that could cause actual results to differ from UbiquiTel’s forward-looking statements are included in UbiquiTel’s filings with the Securities and Exchange Commission (“SEC”), specifically in the “Business-Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of its Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and in subsequent filings with the SEC.  Except as otherwise required under federal securities laws and the rules and regulations of the SEC, the company does not have any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

-Financial Tables Follow-

UbiquiTel Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except per share data)

	June 30, 2003	December 31, 2002
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$57,646	$73,481
Restricted cash	2,419	2,408
Accounts receivable, net of allowance for doubtful accounts of $3,132 at June 30, 2003 and $4,343 at December 31, 2002	17,350	21,762
Inventory	2,225	2,751
Prepaid expenses and other assets	15,097	24,164
Total current assets	94,737	124,566
PROPERTY AND EQUIPMENT, NET	266,279	275,588
CONSTRUCTION IN PROGRESS	5,753	8,117
DEFERRED FINANCING COSTS, NET	9,744	12,717
INTANGIBLE ASSETS, NET	109,159	114,065
OTHER LONG-TERM ASSETS	3,673	3,774
Total assets	$489,345	$538,827
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$52,187	$54,068
Accrued interest	1,573	1,923
Current installments of capital lease obligations	478	683
Total current liabilities	54,238	56,674
LONG-TERM LIABILITIES:
Long-term debt and capital lease obligations	397,739	457,038
Other long-term liabilities	3,851	3,506
Total long-term liabilities	401,590	460,544
Total liabilities	455,828	517,218
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock, par value $0.001; 10,000 shares authorized; 0 shares issued and outstanding at June 30, 2003 and December 31, 2002	—	—
Common stock, par value $0.0005; 240,000 shares authorized; 90,578 and 81,432 shares issued and outstanding at June 30, 2003 and December 31, 2002, respectively	45	41
Additional paid-in-capital	299,842	295,236
Accumulated deficit	(266,370)	(273,668)
Total stockholders’ equity	33,517	21,609
Total liabilities and stockholders’ equity	$489,345	$538,827

UbiquiTel Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
REVENUES:
Service revenues	$63,428	$51,806	$119,672	$95,356
Equipment revenues	2,618	1,798	4,857	4,333
Total revenues	66,046	53,604	124,529	99,689

COSTS AND EXPENSES:
Cost of service and operations (exclusive of depreciation as shown separately below)	31,557	36,405	60,958	66,042
Cost of products sold	9,504	8,223	18,805	17,842
Selling and marketing	12,079	12,242	24,160	24,688
General and administrative expenses excluding non-cash compensation charges	7,748	6,498	15,222	12,566
Non-cash compensation expense	16	95	110	189
Depreciation and amortization	10,610	13,376	23,658	23,732
Total costs and expenses	71,514	76,839	142,913	145,059

OPERATING LOSS	(5,468)	(23,235)	(18,384)	(45,370)
INTEREST INCOME	144	498	337	969
INTEREST EXPENSE	(7,031)	(11,371)	(17,158)	(22,282)
GAIN ON DEBT RETIREMENTS	3,854	—	42,872	—
OTHER INCOME	—	74	—	74
LOSS BEFORE INCOME TAXES	(8,501)	(34,034)	7,667	(66,609)
INCOME TAX (EXPENSE) BENEFIT	(402)	2,961	(369)	5,791
NET INCOME (LOSS)	$(8,903)	$(31,073)	$7,298	$(60,818)

NET INCOME (LOSS) PER SHARE:
BASIC	$(0.11)	$(0.38)	$0.09	$(0.75)
DILUTED	$(0.11)	$(0.38)	$0.08	$(0.75)

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	82,527	81,116	82,037	81,116
DILUTED	82,527	81,116	93,383	81,116

UbiquiTel Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Six Months Ended June 30,
	2003	2002
OPERATING ACTIVITIES:
Net income (loss)	$7,298	$(60,818)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Amortization of deferred financing costs	1,612	1,727
Amortization of intangible assets	4,906	7,374
Depreciation	18,752	16,358
Loss on sale of equipment	31	—
Interest accrued on discount notes	8,965	13,379
Non-cash compensation from stock options granted to employees	110	189
Deferred income taxes	—	(1,572)
Gain on debt retirements	(42,872)	—
Change in assets and liabilities, net	11,669	6,779
Net cash provided by (used in) operating activities	10,471	(16,584)

INVESTING ACTIVITIES:
Capital expenditures	(7,110)	(34,589)
Change in restricted cash	(11)	(45)
Net cash used in investing activities	(7,121)	(34,634)

FINANCING ACTIVITIES:
Drawings under senior secured credit facility	—	30,000
Repayments under senior secured credit facility	(15,000)	—
Proceeds from issuance of senior unsecured Series B discount notes	10,914	—
Cash payments for purchase and exchange of senior subordinated discount notes	(10,701)	—
Financing costs	(4,173)	—
Proceeds from issuance of common stock	32	—
Proceeds from exercise of stock options and warrants	127	—
Repayment of capital lease obligations and other long-term liabilities	(384)	(399)
Net cash provided by (used in) financing activities	(19,185)	29,601

NET DECREASE IN CASH AND CASH EQUIVALENTS	(15,835)	(21,617)
CASH AND CASH EQUIVALENTS, beginning of period	73,481	124,744
CASH AND CASH EQUIVALENTS, end of period	$57,646	$103,127

UbiquiTel Inc. and Subsidiaries

Reconciliation of EBITDA and Non-GAAP Financial Measures

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
EBITDA:
Net income (loss)	$(8,903,000)	$(31,073,000)	$7,298,000	$(60,818,000)
Income tax expense (benefit)	402,000	(2,961,000)	369,000	(5,791,000)
Other income	—	(74,000)	—	(74,000)
Gain on debt retirements	(3,854,000)	—	(42,872,000)	—
Interest expense	7,031,000	11,371,000	17,158,000	22,282,000
Interest income	(144,000)	(498,000)	(337,000)	(969,000)
Depreciation and amortization	10,610,000	13,376,000	23,658,000	23,732,000
EBITDA income (loss)	$5,142,000	$(9,859,000)	$5,274,000	$(21,638,000)

AVERAGE REVENUE PER USER (ARPU):
Service revenue	$63,428,000	$51,806,000	$119,672,000	$95,356,000
Less: Reseller revenue	(11,000)	—	(11,000)	—
Less: Travel revenue	(10,814,000)	(14,164,000)	(21,113,000)	(23,669,000)
Less: Roaming revenue	(3,081,000)	(1,165,000)	(5,955,000)	(1,715,000)
Subscriber revenue	$49,522,000	$36,477,000	$92,593,000	$69,972,000

Average subscribers	282,638	208,104	273,783	200,376

ARPU	$58	$58	$56	$58

CASH COST PER USER (CCPU):
Cost of service and operations	$31,557,000	$36,405,000	$60,958,000	$66,042,000
Add: General and administrative expenses	7,748,000	6,498,000	15,222,000	12,566,000
Total cash costs	$39,305,000	$42,903,000	$76,180,000	$78,608,000

Average subscribers	282,638	208,104	273,783	200,376

CCPU	$46	$69	$46	$65

COST PER GROSS ADD (CPGA):
Selling and marketing	$12,079,000	$12,242,000	$24,160,000	$24,688,000
Add: Cost of products sold	9,504,000	8,223,000	18,805,000	17,842,000
Less: Equipment revenue	(2,618,000)	(1,798,000)	(4,857,000)	(4,333,000)
Total cost of gross additions	$18,965,000	$18,667,000	$38,108,000	$38,197,000

Gross Additions	42,000	41,000	86,300	88,300

CPGA	$452	$456	$442	$433

FREE CASH FLOW:
Net cash provided by (used in) operating activities	$6,393,000	$(13,736,000)	$10,471,000	$(16,584,000)
Capital expenditures	(2,465,000)	(13,485,000)	(7,110,000)	(34,589,000)
Free cash flow	$3,928,000	$(27,221,000)	$3,361,000	$(51,173,000)